                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12
                                Metrocall, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                               [METROCALL LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1998

To the Stockholders of Metrocall, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Metrocall, Inc. ("Metrocall") will be held at the Ritz-Carlton, Pentagon City located at 1250 South Hayes Street, Arlington, Virginia on May 6, 1998, at 9:00 a.m., Eastern Daylight Savings Time, to consider and act upon the following proposals:

          1. To elect four directors, each for a three-year term (Proposal One);

          2. To ratify the appointment by the Board of Directors of the firm of Arthur Andersen LLP as independent public accountants of Metrocall for the fiscal year ending December 31, 1998 (Proposal Two);

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to Metrocall's Bylaws, the Board of Directors has fixed the close of business on March 13, 1998, as the record date for the Annual Meeting. Only holders of record of Metrocall Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

                                            By Order of the Board of Directors

                                            /s/ RICHARD M. JOHNSTON

                                            Richard M. Johnston
                                            Chairman of the Board

Alexandria, Virginia,
April 16, 1998

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                METROCALL, INC.

                                PROXY STATEMENT

                                      FOR
                    ANNUAL MEETING OF METROCALL STOCKHOLDERS

                           TO BE HELD ON MAY 6, 1998

                             INTRODUCTORY STATEMENT

     This Proxy Statement is being furnished to the stockholders of Metrocall, Inc., a Delaware corporation ("Metrocall" or the "Company"), as part of the solicitation of proxies by its board of directors (the "Board of Directors" or the "Board") from holders of the outstanding shares of Metrocall common stock, par value $.01 per share ("Common Stock" or "Metrocall Common Stock"), for use at the Annual Meeting of Stockholders of Metrocall to be held on May 6, 1998, and at any adjournments thereof ("Annual Meeting") at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia at 9:00 a.m., Eastern Daylight Savings Time. At the Annual Meeting, stockholders will be asked to elect four members of the Board of Directors (Proposal One); ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 1998 (Proposal Two); and to transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to stockholders of Metrocall on or about April 17, 1998.

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     Each outstanding share of Common Stock is entitled to one vote on all matters as to which a vote is taken at the Annual Meeting. The close of business on March 13, 1998, has been fixed by the Board of Directors of Metrocall as the record date (the "Record Date") for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Common Stock outstanding on the Record Date was 39,455,364. The presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the Record Date (19,727,683 shares) is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Directors are elected (Proposal One) by a plurality of the votes of shares present (in person or by proxy) and entitled to vote. Proposal Two (Ratification of Independent Public Accountants) will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition to the proposal. Abstentions and broker non-votes with regard to Proposals One and Two will have no effect on the outcome.
     All proxies in the enclosed form of proxy that are properly executed and returned to Metrocall prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. Executed but unmarked proxies will be voted FOR all proposals set forth in this Proxy Statement. Any proxy may be revoked by any stockholder who attends the Annual Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any Metrocall stockholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice to the Secretary of Metrocall stating that the proxy is revoked. At the Annual Meeting, stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election.
     The Board of Directors does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the applicable form of proxy will vote in accordance with their best judgment on such matters.
     The expense of printing this Proxy Statement and the proxies solicited hereby will be paid by Metrocall. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of Metrocall, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. Metrocall may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners of shares of Metrocall Common Stock and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. Metrocall has retained Corporate Investor Communications, Inc., at an estimated cost of $6,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals.

                             ---------------------

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF ALL PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

                             ---------------------

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of March 13, 1998, regarding beneficial ownership of Common Stock by (i) each person who is known to Metrocall to own more than 5% of Common Stock, (ii) each director and executive officer of Metrocall and (iii) all directors and executive officers as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon Metrocall's records and the most recent Schedule 13D or 13G filed by each such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown.

                                                        NUMBER OF SHARES     PERCENT OF
                                                          BENEFICIALLY      COMMON STOCK
                         NAME                               OWNED(a)        OUTSTANDING
                         ----                           ----------------    ------------
Richard M. Johnston, Chairman of the Board and
  Director                                                     54,305(b)           *
William L. Collins, III, President, Chief Executive
  Officer, Vice Chairman of the Board and Director            471,503(c)         1.2%
Vincent D. Kelly, Chief Financial Officer, Treasurer
  and Executive Vice President                                281,588(d)           *
Steven D. Jacoby, Chief Operating Officer
  and Executive Vice President                                182,079(e)           *
Ronald V. Aprahamian, Director                                 88,000(f)           *
Harry L. Brock, Jr., Director                               3,672,710(g)         9.3%
Suzanne S. Brock, Director                                    205,000(h)           *
Michael Greene, Director                                    2,074,019(i)         5.1%
Max D. Hopper, Director                                        18,000(j)           *
Edward E. Jungerman, Director                                  21,150(k)           *
Jackie R. Kimzey, Director                                    315,165(l)           *
Francis A. Martin, III, Director                               70,000(m)           *
Ryal R. Poppa, Director                                        26,000(n)           *
Ray D. Russenberger, Director                               2,166,107(o)         5.5%
Elliott H. Singer, Director                                 1,022,215(p)         2.6%
Royce R. Yudkoff, Director                                     27,061(q)           *
All directors and executive officers as a group (16
  persons)                                                 10,694,902(r)        25.7%
Page America Group, Inc.
     125 State Street, Suite 100
     Hackensack, NJ 07601                                   5,423,621(s)        13.2%
UBS Capital LLC                                             2,074,019(t)         5.1%
     299 Park Avenue
     New York, NY 10171

---------------

 *  Less than 1%.

(a) Under the rules of the Securities and Exchange Commission (the "Commission"), a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the Commission's rules.
(b) Includes 54,000 shares of Common Stock issuable upon the exercise of options granted under the Company's stock option plans.
(c) Includes 19,396 shares owned of record by USA Telecommunications, Inc. ("USATel"); 305 shares owned by William L. Collins, Jr.; and 111,846 shares issuable upon the exercise of options.
(d) Includes 206,588 shares issuable upon the exercise of options granted under the Company's stock option plans.

(e) Includes 988 shares owned of record by USATel; and 109,477 shares issuable upon the exercise of options.

(f) Includes 18,000 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans.

(g) Excludes 200,000 shares of Common Stock held of record by Suzanne S. Brock, Mr. Brock's wife, of which Mr. Brock disclaims beneficial ownership. Includes 127,510 shares issuable upon exercise of options granted under the Company's stock option plans.

(h) Excludes 3,545,200 shares of Common Stock held of record by Harry L. Brock, Jr., Ms. Brock's husband, of which Ms. Brock disclaims beneficial ownership. Includes 5,000 shares issuable upon exercise of options granted under the Company's stock option plans.

(i) Includes 970,365 shares held by UBS Capital LLC, of which Mr. Greene is a Managing Director. Also includes 1,088,654 shares of Common Stock that may be acquired upon exercise of warrants held by UBS Capital LLC and 15,000 shares of Common Stock issuable upon exercise of options granted under the Company's stock options plans.

(j) Includes 9,000 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans.

(k) Includes 20,250 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans.

(l) Includes 220,500 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans and 54,900 shares owned of record by certain members of Mr. Kimzey's family.

(m) Includes 20,000 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans.

(n) Includes 16,000 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans.

(o) Includes 15,000 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans.

(p) Includes 156,452 shares of Common Stock issuable upon exercise of options granted under the Company's stock options plans.

(q) Includes 15,000 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans.

(r) Includes an aggregate of 1,119,623 shares of Common Stock issuable upon the exercise of options granted under the Company's stock option plans; 1,088,654 shares issuable upon exercise of warrants held by UBS Capital LLC; and 1,045,954 shares through beneficial ownership.

(s) Includes 3,633,556 shares of Common Stock issued in the Company's acquisition of substantially all the assets of Page America Group, Inc. ("Page America") in July 1997. Also, includes 1,790,065 shares of Common Stock issuable upon conversion of certain Series B Junior Convertible Preferred Stock ("Series B Preferred") with a stated value of approximately $11.3 million. Excludes shares of Common Stock which may be issued for Series B Preferred which are not currently convertible with a stated value of $3.7 million. The holders of Series B Preferred have the right to convert up to 25% of the number of Series B Preferred shares originally issued (plus dividends, and dividends on such dividends) into shares of Common Stock at the current market value, as defined, on September 1, 1997, December 1, 1997, March 1, 1998 and June 1, 1998.

 (t) Includes 1,088,654 shares of Common Stock that may be acquired upon exercise of warrants and 15,000 shares of Common Stock issuable upon exercise of options granted under the Company's stock option plans.

                                ELECTION OF DIRECTORS
                                   (PROPOSAL ONE)

     The Bylaws of Metrocall provide that the number of directors shall not be fewer than three nor more than 14, unless certain events have occurred and are continuing that give the holders of the Company's Series A Convertible Preferred Stock ("Series A Preferred") the power to elect additional directors. The Board of Directors by resolution has established the number of directors to be 14. Two of the directors are designated by the holders of the Series A Preferred. Under the Company's Amended and Restated Certificate of Incorporation, as amended, the twelve directors elected by the Common Stock are divided into three classes that are to be as nearly equal in number as possible. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until new successors are elected and qualified. The class of directors whose term of office expires this year has four members. At the Annual Meeting, four directors will be elected to the Board of Directors, each for a three-year term, to fill those seats on the Board.

     It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth the names of the Board of Directors' nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information, with respect to each such person's age at March 13, 1998, principal occupation or employment during the past five years, the periods during which he or she has served as a director and positions currently held with Metrocall.

                                        DIRECTOR     EXPIRATION           POSITIONS HELD
NOMINEES FOR A THREE-YEAR TERM  AGE      SINCE        OF TERM             WITH METROCALL
------------------------------  ---     --------     ----------           --------------
Ronald V. Aprahamian            51        1995          1998        Director
Ryal R. Poppa                   64        1996          1998        Director
Elliott H. Singer               57        1996          1998        Director
Max D. Hopper                   63        1997          1998        Director

CONTINUING DIRECTORS
Harry L. Brock, Jr.             62        1982          1999        Director
Richard M. Johnston             63        1994          1999        Chairman of the Board
Ray D. Russenberger             43        1996          1999        Director
Jackie R. Kimzey                45        1997          1999        Director
Michael Greene                  36        1997          1999        Director
Royce R. Yudkoff                42        1997          1999        Director
Suzanne S. Brock                59        1982          2000        Director
William L. Collins, III         47        1994          2000        President, Chief Executive
                                                                      Officer, Director and
                                                                      Vice Chairman of the
                                                                      Board
Francis A. Martin, III          54        1994          2000        Director
Edward E. Jungerman             55        1997          2000        Director

     The holders of Series A Preferred have the right to designate two directors of Metrocall. Michael Greene and Royce R. Yudkoff have been designated by such holders.

     Set forth below is certain biographical information regarding the directors of the Company.

NOMINEES FOR A THREE-YEAR TERM

     Ronald V. Aprahamian is a private investor and has been a member of the Board of Directors of Metrocall since May 1995. Mr. Aprahamian serves on the board of directors of Sunrise Assisted Living, Inc. Mr. Aprahamian was Chairman and Chief Executive Officer of The Compucare Company, a healthcare computer software services firm, from January 1988 to October 1996. During 1997, Mr. Aprahamian's son, Thomas J. Aprahamian, was Vice President of Financial Reporting of Metrocall and received an annual salary of approximately $93,000.

     Ryal R. Poppa is a private investor and has been a director of Metrocall since November 1996. Mr. Poppa served as Chairman of the Board, President and Chief Executive Officer of Storage Technology Corporation, an international company that manufactures, markets and services information storage and retrieval services for high performance computers, from January 1985 through June 1996. Mr. Poppa serves on the board of directors of Carrier Access, Inc. and is Chairman of the Board of Redcape, Inc.

     Elliott H. Singer has been a director of Metrocall since November 1996. Mr. Singer was Chairman of the Board of A+ Communications, Inc. from its formation in 1985 and was chairman of A+ Network Inc. ("A+ Network") from October 1995 until its merger with Metrocall in November 1996, and also served as Chief Executive Officer of A+ Network from 1985 to January 15, 1996. Mr. Singer was the owner and Chief Executive Officer of A+ Network's predecessor entities, through which he had been engaged in the telemessaging service business since 1974 and in the paging business since 1983.

     Max D. Hopper has been a director of Metrocall since December 1997. Mr. Hopper was a director of ProNet Inc. ("ProNet") from May 1997 until ProNet's merger with Metrocall in December 1997. Since 1995, Mr. Hopper has been the President of Max D. Hopper Associates, a consulting firm that specializes in creating benefits for the strategic use of advanced information technologies. Prior to 1995, Mr. Hopper spent 20 years in several positions with AMR Corporation, American Airlines' parent company. Mr. Hopper is also a director for Gartner Group, Inc., Scopus Technology, Inc., USDATA Corporation, VTEL Corporation, Worldtalk Corporation and Payless Cashways, Inc. Mr. Hopper was elected to the Board of Directors pursuant to Metrocall's merger agreement with ProNet.

CONTINUING DIRECTORS

     Harry L. Brock, Jr. founded Metrocall and served as Chairman of the Board (through January 1996) and President (through August 1995). Mr. Brock has been a director of Metrocall since 1982, and its predecessor companies since 1965. Mr. Brock was a founding partner of Cellular One of Washington, one of the first operating cellular systems. Mr. Brock is the husband of Suzanne S. Brock.

     Richard M. Johnston has served as Chairman of the Board of Directors of Metrocall since January 1996, and has been a member of the Board of Directors since September 1994. Since 1970, Mr. Johnston has been Vice
President-Investments of The Hillman Company and a director of Hillman Company since 1994. Mr. Johnston serves on the board of directors of Novoste Corporation.

     Ray D. Russenberger has been a director of Metrocall since November 1996. Mr. Russenberger was Vice Chairman of A+ Network, Inc. ("A+ Network") from October 1995 through the merger of A+ Network into Metrocall in November 1996. He served as Chairman of the Board and Chief Executive Officer of Network Paging Corporation ("Network") (which was merged with A+ Communications, Inc. in 1995 to form A+ Network) since December 1988. From 1985 to 1990, he founded and was President of Network Paging Corporation, a paging company sold to Mobile Communications Corporation of America, a wholly-owned subsidiary of BellSouth Corporation, in 1990. Mr. Russenberger was elected to the Board of Directors pursuant to the Company's merger agreement with A+ Network. Mr. Russenberger serves on the board of directors of First American Bank of Pensacola and is President of Marina Management.

     Jackie R. Kimzey has been a director of Metrocall since December 1997. Mr. Kimzey was a founder and director of ProNet from 1983. He was Chairman of the Board of ProNet from March 1990 and its Chief Executive Officer from May 1983 until the merger of ProNet with Metrocall in December 1997. Mr. Kimzey served as President of ProNet from May 1983 until May 1991. Mr. Kimzey was elected to the Board of Directors pursuant to Metrocall's merger agreement with ProNet.

     Michael Greene has been a director of Metrocall since January 1997. He is a Managing Director of UBS Capital LLC, which is the private equity subsidiary of the Union Bank of Switzerland ("UBS"). Mr. Greene has worked in UBS' private equity and leveraged finance businesses since he joined UBS in 1990. Mr. Greene serves on the board of directors of CBP Resources Inc.

     Royce R. Yudkoff has been a director of Metrocall since April 1997. Mr. Yudkoff is the Managing Partner of ABRY Partners, Inc., a private equity investment firm which invests in the communications and media industries. Prior to co-founding ABRY in 1988, Mr. Yudkoff was a partner at Bain & Company ("Bain"), an international management consulting firm where he had significant responsibility for Bain's media practice. Mr. Yudkoff serves on the board of directors of Sullivan Broadcasting Company, Pinnacle Towers and several other private companies.

     Suzanne S. Brock has been a director of Metrocall since 1982 and was Secretary (through May 1996) and Treasurer (through August 1995) of Metrocall. Ms. Brock was employed by Metrocall and its predecessor companies from 1965 through May 1996. Ms. Brock is the wife of Harry L. Brock, Jr.

     William L. Collins, III has been President and Chief Executive Officer of Metrocall since January 1996 and has served as Director and Vice Chairman of the Board since September 1994. From 1988 to 1994, Mr. Collins was the Chairman of the Board, Chief Executive Officer, President and a director of FirstPAGE USA, Inc. and its predecessor companies. Mr. Collins serves as Chairman of the Board of Directors of USA Telecommunications, Inc. From 1977 to 1988, Mr. Collins was President of C&C, Inc. ("C&C"), a national Communications marketing company.

     Francis A. Martin, III has been a member of the Board of Directors of Metrocall since November 1994. Mr. Martin is a principal of U.S. Media Group and Chairman of the Board, President and Chief Executive officer of Media Holdings, Inc. Mr. Martin previously served as President and Chief Executive Officer of Chronicle Broadcasting Company, a publicly-held television broadcasting company.

     Edward E. Jungerman has been a director of Metrocall since December 1997. Mr. Jungerman was a director of ProNet from May 1992 until the merger of ProNet with Metrocall in December 1997. He has been President of Impulse Telecommunications Corporation, a strategic telecommunications consulting firm, since 1986. Mr. Jungerman has over 25 years experience in the telecommunications field, including senior executive positions at Northern Telecom, Inc. and private, start-up ventures in the specialized advanced telecommunications services field. Mr. Jungerman was elected to the Board of Directors pursuant to Metrocall's merger agreement with ProNet.

CORPORATE GOVERNANCE AND OTHER MATTERS

     The Board of Directors of the Company acts as nominating committee for selecting nominees for election as directors. Metrocall's Bylaws permit stockholders eligible to vote for the election of directors at the Annual Meeting to make nominations for directors but only if such nominations are made pursuant to timely notice in writing to the Secretary of Metrocall. The Bylaws also permit stockholders to propose other business to be brought before an annual meeting, provided that such proposals are made pursuant to timely notice in writing to the Secretary of Metrocall. To be timely, notice must be received at the principal executive offices of Metrocall no later than the date designated for receipt of stockholder proposals in a prior public disclosure made by Metrocall. For the 1999 Annual Meeting, such proposals must be received by Metrocall no later than the date specified in this Proxy Statement for stockholder proposals, which is November 30, 1998.

     The Board of Directors of Metrocall has appointed an Audit Committee to review the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of Metrocall's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary. Compensation matters are considered by the Compensation Committee of Metrocall. At March 13, 1998, Ms. Brock and Messrs. Poppa, Aprahamian, Russenberger and Hopper were members of the Audit Committee and Messrs. Martin, Greene, Singer, Yudkoff and Jungerman were members of the Compensation Committee. The Audit and Compensation Committees each held 2 and 5 meetings, respectively, during 1997.

     During the fiscal year ended December 31, 1997, Metrocall held four regular and 7 special meetings of the Board of Directors. No directors attended fewer than 75% of the meetings of the Board of Directors and the committees of the Board on which each director served.

COMPENSATION OF DIRECTORS

     Directors who are full-time officers of Metrocall receive no additional compensation for serving on the Board of Directors or its committees. Directors who are not full-time officers of Metrocall receive an annual fee of $15,000, plus $2,000 for each regular board meeting attended and $1,000 for each special board or committee meeting attended (other than a committee meeting that occurs on the same day as an otherwise scheduled board meeting). Pursuant to a special agreement, Mr. Johnston receives compensation of $30,000 per year, in addition to $5,000 for each Board meeting attended and $1,000 for each committee or special meeting attended. Directors are reimbursed for travel costs and other out-of-pocket expenses incurred in attending meetings.

     The Metrocall, Inc. 1996 Stock Option Plan, as amended, (the "1996 Plan") provides for formula grants of stock options to directors who have never been officers or employees of the Company ("Eligible Directors"). Pursuant to the Plan, all Eligible Directors on April 5, 1996 were granted an initial option to purchase 10,000 shares of Common Stock. Every Eligible Director who commences service thereafter will be granted an initial option to purchase 10,000 shares of Common Stock at the time such Eligible Director commences service on the Board of Directors. Subsequently, each Eligible Director who received an initial grant of an option will receive an additional option to purchase 1,000 shares of Common Stock on each anniversary of the initial option, provided that the director continues to be an Eligible Director on each anniversary date. Options granted to Eligible Directors will become fully vested six months after the date of grant. The exercise price for options granted to Eligible Directors will be the fair market value of the Common Stock on the date the option is granted or the date of initial shareholder approval of the Plan, if later. During 1997, nonemployee directors were granted options to purchase 138,000 shares of Common Stock at prices ranging from $4.50 per share to $6.4375 per share.

     At its meeting on February 4, 1997, the Board of Directors approved a repricing of all outstanding director stock options to $6.00 per share (other than those with a lower exercise price).

EXECUTIVE OFFICERS

     Executive officers of Metrocall serve at the pleasure of the Board of Directors, subject to the provisions of their employment agreements.

     The executive officers of Metrocall, their ages as of March 13, 1998, and their position(s) with Metrocall are set forth below.

                NAME                   AGE                        POSITION
                ----                   ---                        --------
William L. Collins III...............  47       President and Chief Executive Officer
Vincent D. Kelly.....................  38       Chief Financial Officer, Treasurer, and
                                                  Executive Vice President
Steven D. Jacoby.....................  40       Chief Operating Officer and Executive Vice
                                                  President

Set forth below is certain biographical information concerning individuals listed in the above table.

     William L. Collins, III has been President and Chief Executive Officer of Metrocall since January 1996 and has served as Director and Vice Chairman of the Board since September 1994. From 1988 to 1994,

Mr. Collins was the Chairman of the Board, Chief Executive Officer, President and a director of FirstPAGE USA, Inc. and its predecessor companies. Mr. Collins serves as Chairman of the Board of Directors of USA Telecommunications, Inc. From 1977 to 1988, Mr. Collins was President of C&C, Inc. ("C&C"), a national communications marketing and management company.

     Vincent D. Kelly has been the Chief Financial Officer and Vice President of Metrocall since January 1989. Mr. Kelly has also served as Treasurer since August 1995, and was appointed Executive Vice President in February 1997. Mr. Kelly served as Chief Operating Officer and Chief Financial Officer of Metrocall from February 1993 through August 31, 1994, when Metrocall acquired FirstPAGE USA, Inc. Mr. Kelly was a director of Metrocall from 1990 until November 1996. Mr. Kelly is a certified public accountant.

     Steven D. Jacoby has been Chief Operating Officer and Vice President of Metrocall since September 1994. Mr. Jacoby was appointed Executive Vice President in February 1997. Mr. Jacoby joined Metrocall from FirstPAGE USA, Inc. where he had served as Chief Operating Officer, Vice President and Secretary since 1988. Mr. Jacoby was a director of Metrocall from September 1994 until November 1996.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of all compensation during the last three fiscal years for Metrocall's chief executive officer and each of Metrocall's executive officers whose aggregate annual salary and bonus exceeded $100,000 for the year ended December 31, 1997 and certain former officers of Metrocall (the "named executive officers").

                                                    ANNUAL COMPENSATION
                               FOR THE      ------------------------------------     LONG TERM
                                YEAR                                  OTHER         COMPENSATION
         NAME AND               ENDED                                 ANNUAL       --------------        ALL OTHER
    PRINCIPAL POSITION       DECEMBER 31     SALARY     BONUS      COMPENSATION       OPTIONS           COMPENSATION
--------------------------  -------------   --------   --------   --------------   --------------      --------------
William L. CollinsIII(a)..    1997          $372,690   $300,000      $                200,000(d)         $  35,000(f)
  President, Chief            1996           288,696     75,000           --          100,000               35,000(f)
    Executive Officer         1995            68,365     54,640       68,364(c)            --                   --
    (effective January
    1996), Director and
    Vice Chairman of the
    Board
Vincent D. Kelly..........    1997           249,230    212,500           --          256,588(d)               688(g)
  Chief Financial Officer,    1996           224,711    100,000           --          206,588(e)             2,375(g)
    Treasurer and             1995           209,807     72,860           --           50,000                1,656(g)
    Executive Vice
    President
Steven D. Jacoby(b).......    1997           249,230    212,500           --          150,000(d)               688(g)
  Chief Operating Officer     1996           224,711    100,000           --          100,000(e)             1,425(g)
    and Executive Vice        1995           209,807     72,860           --           50,000                1,099(g)
    President
Harry L. Brock, Jr. ......    1997           140,362         --           --          127,510(d)                --
  Former Chairman of the      1996           206,175         --           --          122,510(e)                --
    Board and President       1995           273,450    109,280           --           10,000                   --

---------------
(a) Mr. Collins became employed by the Company effective August 31, 1994, as a result of the merger between the Company and FirstPAGE USA, Inc. (the "FirstPAGE Merger"). Mr. Collins became Chief Executive Officer in January 1996.
(b) Mr. Jacoby became employed by the Company effective August 31, 1994, as a result of the FirstPAGE Merger.
(c) Payments under a non-competition agreement entered into with the Company on August 31, 1994.
(d) Includes options granted in previous years that were repriced during 1997 as follows: Mr. Collins, 100,000 options; Mr. Kelly, 206,588 options; Mr. Jacoby, 100,000 options; Mr. Brock, 122,510 options.
(e) Includes options granted in previous years that were repriced during 1996 as follows: Mr. Kelly, 156,588 options; Mr. Jacoby, 50,000 options; Mr. Brock, 122,510 options.
(f) Payments by the Company for life insurance premiums pursuant to Mr. Collins' employment contract.
(g) Allocation of employer contribution under the Metrocall, Inc. Savings and Retirement Plan (the "Savings Plan").

OPTION GRANTS IN 1997

     The following table sets forth information concerning grants of stock options, during the fiscal year ended December 31, 1997 to each of the named executive officers.

                                              % OF TOTAL                               POTENTIAL REALIZABLE
                                              NUMBER OF                                  VALUE AT ASSUMED
                                                SHARES                                    ANNUAL RATES OF
                                NUMBER        UNDERLYING                                    STOCK PRICE
                              OF SHARES        OPTIONS                                     APPRECIATION
                              UNDERLYING      GRANTED TO      EXERCISE                    FOR OPTION TERM
                               OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION   ---------------------
            NAME              GRANTED(a)   FISCAL YEAR (%)     ($/SH)        DATE       5% ($)      10% ($)
            ----              ----------   ----------------   ---------   ----------   ---------   ---------
William L. Collins, III.....   100,000          14.6%           $6.00       2/4/07      377,337     956,245
Vincent D. Kelly............    50,000            7.3            6.00       2/4/07      188,668     478,123
Steven D. Jacoby............    50,000            7.3            6.00       2/4/07      188,668     478,123
Harry L. Brock, Jr. ........     5,000            0.7            6.00       2/4/07       18,867      47,812

---------------
(a) Options granted to Messrs. Collins, Kelly and Jacoby become exercisable on February 4, 1999, two years from the date of grant.

AGGREGATE OPTION EXERCISES IN 1997 AND OPTION YEAR-END VALUE

     The following table sets forth the fiscal year-end value of all unexercised options held by named executive officers. No named executive officer exercised any stock options during the fiscal year.

                                               NUMBER OF SHARES
                                            UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                  OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                               DECEMBER 31, 1997            DECEMBER 31, 1997
                  NAME                     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                  ----                     -------------------------    -------------------------
William L. Collins III...................        11,846/200,000               $46,299/$--
Vincent D. Kelly.........................       156,588/100,000                     --/--
Steven D. Jacoby.........................        59,477/100,000                 36,984/--
Harry L. Brock, Jr. .....................            127,510/--                     --/--

REPRICING OF OPTIONS

     The following table sets forth information concerning the repricing of options granted to named executive officers during the period ended December 31, 1997.

                         TEN-YEAR OPTIONS/SAR REPRICING

                                                                                                           LENGTH OF
                                                      NUMBER OF                                             ORIGINAL
                                                     SECURITIES     MARKET       EXERCISE                    OPTION
                                                     UNDERLYING    PRICE OF      PRICE AT                     TERM
                                                     REPRICED OR   STOCK AT      TIME OF                   REMAINING
                                                       AMENDED      TIME OF    REPRICING OR      NEW       AT TIME OF
                                                       OPTIONS     REPRICING    AMENDMENT     EXERCISE    REPRICING OR
                   NAME                      DATE        (#)          ($)          ($)        PRICE ($)    AMENDMENT
                   ----                     -------  -----------   ---------   ------------   ---------   ------------
William L. Collins, III...................  2/4/97     100,000     $ 6.00        $ 7.9375     $ 6.00       107 months
  President, Chief Executive Officer and
    Vice
  Chairman of the Board                     9/18/96    100,000     $ 7.9375      $19.125      $ 7.9375     112 months
Vincent D. Kelly..........................  2/4/97      72,000     $ 6.00        $ 7.9375     $ 6.00        81 months
  Chief Financial Officer, Treasurer and                34,588     $ 6.00        $ 7.9375     $ 6.00        87 months
    Executive Vice President                            50,000     $ 6.00        $ 7.9375     $ 6.00       101 months
                                                        25,000     $ 6.00        $ 7.9375     $ 6.00       107 months
                                                        25,000     $ 6.00        $ 7.9375     $ 6.00       108 months
                                            9/18/96     72,000     $ 7.9375      $19.50       $ 7.9375      86 months
                                                        34,588     $ 7.9375      $13.00       $ 7.9375      92 months
                                                        50,000     $ 7.9375      $19.125      $ 7.9375     106 months
                                                        25,000     $ 7.9375      $19.125      $ 7.9375     112 months
                                                        25,000     $ 7.9375      $20.25       $ 7.9375     113 months
                                            1/16/96     50,000     $19.125       $20.25       $19.125      114 months
Steven D. Jacoby..........................  2/4/97      50,000     $ 6.00        $ 7.9375     $ 6.00       101 months
  Chief Operating Officer, and Executive                25,000     $ 6.00        $ 7.9375     $ 6.00       107 months
    Vice President                                      25,000     $ 6.00        $ 7.9375     $ 6.00       108 months
                                            9/18/96     50,000     $ 7.9375      $19.125      $ 7.9375     106 months
                                                        25,000     $ 7.9375      $19.125      $ 7.9375     112 months
                                                        25,000     $ 7.9375      $20.25       $ 7.9375     113 months
                                            1/16/96     50,000     $19.125       $20.25       $19.125      114 months
Harry L. Brock, Jr........................  2/4/97      76,000     $ 6.00        $ 7.9375     $ 6.00        81 months
  Former Chairman of the Board and                      36,510     $ 6.00        $ 7.9375     $ 6.00        87 months
    President                                           10,000     $ 6.00        $ 7.9375     $ 6.00       101 months
                                            9/18/96     76,000     $ 7.9375      $19.50       $ 7.9375      86 months
                                                        36,510     $ 7.9375      $13.00       $ 7.9375      92 months
                                                        10,000     $ 7.9375      $20.25       $ 7.9375     106 months

     For a discussion of the decision by the Compensation Committee to reprice the options, see "Compensation Committee Report on Executive Compensation" below.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

     Mr. Collins' employment is governed by a three-year contract dated May 15, 1996, whereby Mr. Collins agreed to serve as President, Chief Executive Officer, Director and Vice Chairman of the Board of Directors. The May 15, 1996 contract provided for an annual base salary of $300,000 plus certain life insurance premiums incurred by Mr. Collins. Effective January 1, 1997, the May 15, 1996 contract was amended to increase Mr. Collins' annual base salary from $300,000 to $375,000 plus a targeted bonus equal to fifty percent of Mr. Collins' annual base salary. The contract provides for automatic one-year extensions on anniversaries of May 15.

     Mr. Kelly's employment is governed by a three-year contract dated May 15, 1996, whereby Mr. Kelly agreed to serve as Chief Financial Officer and Treasurer. The May 15, 1996 contract provided for an annual base salary of $225,000. Effective January 1, 1997, the May 15, 1996 contract was amended to increase Mr. Kelly's annual base salary from $225,000 to $250,000 plus a targeted bonus equal to fifty percent of Mr. Kelly's annual base salary. The contract provides for automatic one-year extensions on anniversaries of May 15.

     Mr. Jacoby's employment is governed by a three-year contract dated May 15, 1996, whereby Mr. Jacoby agreed to serve as Chief Operating Officer. The May 15, 1996 contract provided for an annual base salary of $225,000. Effective January 1, 1997, the May 15, 1996 contract was amended to increase Mr. Jacoby's annual base salary from $225,000 to $250,000 plus a targeted bonus equal to fifty percent of Mr. Jacoby's annual base salary. The contract provides for automatic one-year extensions on anniversaries of May 15.

     The contract provisions regarding termination of employment are described below.

     Termination of Employment Contract Provisions for Messrs. Collins, Jacoby and Kelly. Each of Messrs. Collins', Jacoby's and Kelly's contracts provides that, if the executive's employment is terminated without cause, if the executive terminates the contract for good reason, or if the executive's employment is terminated by reason of death or disability, Metrocall will pay the executive or his estate the full base salary and benefits (in connection with termination without cause or resignation for good reason) that would otherwise have been paid to the executive during the remaining term of the agreement. Terminations without cause or resignations for good reason would also require Metrocall to pay the executive, at his election, the difference between the fair market value of stock subject to options (including those otherwise unexercisable) and the price he would have had to pay to exercise the options. If the executive voluntarily terminates employment (other than for good reason), Metrocall will pay the executive one year's base salary and benefits under the contract. The reasons for resignation for good reason under the revised contracts include the termination of any of the others for reasons other than cause, death, or disability.

     Change of Control Agreements for Messrs. Collins, Jacoby and Kelly. Messrs. Collins, Jacoby, and Kelly entered into separate change of control agreements approved by the Compensation Committee as of May 15, 1996 to run through December 31, 1999 (with automatic extensions). Each such contract has been automatically extended through December 31, 2001. Changes of control are defined as (i) any action required to be reported pursuant to Item 6(e) of Schedule 14A as a "change of control" (generally a 50% change in share ownership but other changes may also qualify), (ii) any person's acquiring more than 25% of the voting power of Metrocall voting stock, unless with the prior approval of the Board, (iii) changes in Board membership such that during any two consecutive years, Board members at the beginning constitute less than a majority of the Board at the end (including as Board members at the beginning of the period any directors added during the period with approval of two-thirds of the Board),
(iv) merger or reorganization in which Metrocall does not survive or in which the outstanding shares of Metrocall are converted into other shares or securities (except through a reincorporation or setting up a holding company);
(v) a more than 50% turnover of voting power in a merger, reorganization, or similar transaction approved by stockholders, unless 75% of the Board carries over to the new entity; or (vi) any other event the Board determines constitutes a change of control. A change of control is also deemed to occur if the executive is removed at the request of a third party who has taken steps to effect a change of control or the termination was otherwise caused by a change of control. Under the change of control agreements, executives would be entitled to payment of three times the sum of their salary and most recent bonus within 30 days after termination of employment after a change of control (other than termination for death, disability, or cause), together with a payment of the option spread (as described above under terminations of employment), paid health coverage for up to 18 months, and certain other benefits. Payments would be grossed up, as necessary, to provide that the executive receives his payments net of any excise taxes and any taxes on the excise payment (but the executive would remain responsible for any income taxes on the payment).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Executive Compensation Philosophy. Metrocall's philosophy regarding executive compensation is to offer competitive and fair compensation that will attract and retain key executives, and to reward executives and hold them accountable for Metrocall's overall performance. Particular factors that the Compensation Committee believes important in assessing performance are growth in revenues, cash flow, number of pagers in service, on an annual basis, and, on a longer term basis, growth in stockholder value as measured by stock price. In establishing appropriate levels for base salary, the Compensation Committee considered base salary levels of senior executives at other public paging and other wireless companies, particularly in the peer group described in the performance graph below ("Peer Group") and the particular officer's overall contributions to Metrocall during the past year and previously. Annual performance bonuses are based upon the Compensation Committee's evaluation of the executive's performance in achieving corporate objectives during the preceding fiscal year. Option grants are designed to reward an executive officer for his or her overall contribution to Metrocall and to serve as an incentive to achieve Metrocall's goal of increasing stockholder value.

     Base Salary. In determining the appropriate level of base salaries, the Compensation Committee considers responsibility, prior experience and accomplishments and the relative importance of the position in achieving Company objectives. The Compensation Committee also sets base salaries at levels necessary to retain key employees. For this purpose, the Compensation Committee considers base salary levels paid by companies in the Peer Group and salary levels paid by other companies competing for executive talent.

     Bonuses. Bonuses for 1997 were based on the Compensation Committee's overall qualitative evaluation of the performance and accomplishments of the executive officers for the year. Among the factors considered were the Company's growth in revenues, cash flow and subscribers; successful completion of the Company's second offering of senior subordinated notes; delivery of the merger agreement between the Company and ProNet to the Board of Directors and the successful integration during 1997 of acquisitions completed in 1996. Messrs. Collins, Jacoby and Kelly's bonuses were based on their overall contribution to the Company and a general assessment of the Company's performance for the year.

     Stock Option Grants. The Compensation Committee believes that stock options are necessary to focus each executive's attention on the Company's goal of increasing stockholder value as reflected in the stock price. In determining the level of option grants, the Compensation Committee considers the executive's level of stock ownership and position in the Company. The Compensation Committee has determined that the overall level of stock options for the year is consistent with the practice of companies in the Peer Group. During 1997, the Compensation Committee approved awards of 100,000 options to Mr. Collins, and awards of 50,000 options each to Messrs. Jacoby and Kelly.

     Stock Option Repricing. In February 1997, the Compensation Committee approved a repricing of substantially all outstanding options granted to each of Messrs. Collins, Jacoby and Kelly. The repricing reduced the exercise price from $7.9375 per share to $6.00 per share. The Committee approved this action as part of the compensation package designed to ensure their retention and continued performance.

  Submitted by the Compensation Committee of Metrocall as of February 4, 1998

Francis A. Martin, III      Michael Greene
Elliott H. Singer           Royce R. Yudkoff

                              Edward E. Jungerman

METROCALL PERFORMANCE

     The following table sets forth comparative information regarding Metrocall's cumulative stockholder return on the Common Stock since July 1993, when the Common Stock first became publicly traded. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. Metrocall's cumulative stockholder return based on an investment of $100 on July 16, 1993 through December 31, 1997, is compared to the cumulative total return of the NASDAQ Market Index and an index comprised of publicly traded paging companies (the "Peer Group Index") during that same period. The Peer Group Index is based on the cumulative total stockholder return of publicly traded companies which solely engage in the paging line of business, and which were already publicly traded as of July 1993. These companies are Arch Communications Group, Inc. (APGR), Paging Network Inc. (PAGE) and ProNet Inc.
(PNET). The returns of each component issuer of the Peer Group Index has been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated. Page America Group, Inc. (PGG) was previously included in the Peer Group. It was removed from listing on the AMEX in May 1996, and accordingly no quotations are available.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

  MEASUREMENT PERIOD                                           METROCALL                             NASDAQ
(FISCAL YEAR COVERED)                                             INC.           PEER GROUP          MARKET
7/16/93                                                          100.00            100.00            100.00
9/30/93                                                          133.96            121.32            105.02
12/31/93                                                         132.08            135.76            105.26
3/31/94                                                          135.85            104.91            106.96
6/30/94                                                           98.11            123.91            106.05
9/30/94                                                          129.25            132.83            111.70
12/30/94                                                         128.30            152.74            109.46
3/31/95                                                          126.42            152.90            112.69
6/30/95                                                          137.74            158.26            123.28
9/29/95                                                          209.43            219.09            137.36
12/29/95                                                         144.34            220.96            136.26
3/29/96                                                          156.60            224.05            142.55
6/28/96                                                           83.96            209.50            153.12
9/30/96                                                           48.11            172.77            157.34
12/31/96                                                          37.85            130.65            164.74
3/31/97                                                           31.13            131.79            156.36
6/30/97                                                           33.96             71.77            184.98
9/30/97                                                           55.66            102.04            215.68
12/31/97                                                          37.26             85.25            202.08

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

     Metrocall leases its office space in Alexandria, Virginia from Beacon Communications Associates, Ltd. ("Beacon Communications"), a Virginia limited partnership that engages in real estate investment and leasing, and in which Metrocall is a general partner and has a 20% interest. Mr. Brock and Ms. Brock are limited partners of Beacon Communications, holding 20% and 30% interests, respectively. Their children, David H. Brock and Lisa S. Brock, are also limited partners of Beacon Communications, holding 10% each. The lease terminates in July 2010. Metrocall paid rent for the premises during 1997 on a monthly basis in the annual amount of $229,000. The annual rent for 1998 is expected to be approximately $229,000.

     Metrocall also leases an antenna site from Beacon Communications. The lease terminates in November 2010. Metrocall paid rent for the site during 1997 on a monthly basis in the annual amount of $61,000. The annual rent for the site is expected to be approximately $61,000 in 1998.

     Beacon Communications financed the construction of the Alexandria, Virginia office building with an Industrial Revenue Bond in the principal amount of $1,800,000 issued by the Fairfax County, Virginia Economic Development Authority, dated December 20, 1983 (the "IRB"). Mr. Brock and Ms. Brock have guaranteed, in their individual capacities, payment of the final $400,000 due on the IRB. On December 31, 1997, the principal amount outstanding on the IRB was approximately $572,000.

     Metrocall leases its Harrisburg, Pennsylvania office space from 227 Associates, a Virginia general partnership that engages in real estate investment and leasing, in which Metrocall is a general partner and has a 10% interest. Mr. Brock and Ms. Brock are general partners of 227 Associates, holding 10% and 60% interests, respectively. Metrocall paid rent for the premises during 1997 on a monthly basis in the annual amount of $35,000. The annual rent for the premises is expected to be approximately $35,000 in 1998.

     Franklin Associates and 314 Associates are Virginia general partnerships owned and controlled by the Brock family that license to Metrocall radio station equipment and tower use for some of Metrocall's operations in Virginia. During 1998, Metrocall paid rent on a monthly basis in the annual amounts of approximately $135,000 to 314 Associates and approximately $52,000 to Franklin Associates. During 1998, Metrocall expects that its rent to 314 Associates and Franklin Associates will be approximately $146,000 and $46,000, respectively.

     Metrocall believes that its agreements with Beacon Communications, 227 Associates, 314 Associates and Franklin Associates are on terms that are no less favorable to Metrocall than could be obtained from an unaffiliated party in an arms-length transaction.

     In July 1993, Metrocall and Messrs. Brock, Kidd and Kelly and Ms. Brock (the "Subchapter S stockholders") entered into a Tax Indemnification Agreement relating to their respective income tax liabilities in connection with Metrocall's earlier status as an S Corporation. Because Metrocall became subject to corporate income taxation after Metrocall's initial public offering (the "Offering"), the reallocation of income and deductions between the period during which Metrocall was treated as an S Company and the period during which Metrocall became subject to corporate income taxation may have increased the taxable income of one party while decreasing that of another party. Accordingly, the Tax Indemnification Agreement was intended to assure that taxes are borne by Metrocall on the one hand and the Subchapter S stockholders on the other hand only to the extent that such parties are required to report the related income for tax purposes. Subject to certain limitations, the Tax Indemnification Agreement generally provides that the Subchapter S stockholders will be indemnified by Metrocall with respect to Federal and state income taxes (plus interest and penalties) shifted from a Metrocall taxable year subsequent to the Offering to a taxable year in which Metrocall was an S Corporation. In addition, Metrocall will be indemnified by the Subchapter S stockholders, subject to certain limitations, with respect to federal and state income taxes (plus interest and penalties) that arise from a termination of S Corporation status prior to the date of such termination or which are shifted from S Corporation taxable year to a Metrocall taxable year subsequent to the consummation of the Offering. Any payment made by Metrocall to the Subchapter S stockholders pursuant to the Tax Indemnification Agreement likely will be considered by the Internal Revenue Service or the applicable state taxing authorities to be nondeductible by Metrocall for income tax purposes. As of March 1, 1998, no indemnification obligations have arisen under the Tax Indemnification Agreement with respect to any of the parties thereto.

     Mr. William Collins, President, Chief Executive Officer, Director, and Vice Chairman of the Board of Directors of Metrocall and former Chairman of the Board of Directors, President and Chief Executive Officer of FirstPAGE, is a general partner in three real estate partnerships that leased commercial office space to Metrocall in Alexandria, Virginia during 1997. Mr. Steven D. Jacoby, Chief Operating Officer, is a general partner in one of such partnerships. The lease payments to entities with whom Messrs. Collins and Jacoby are affiliated amounted to approximately $14,000 for the year ended December 31, 1997. The annual rent for the remaining lease in 1998 is expected to amount to approximately $14,000.

     At December 31, 1997, USA Telecommunications, Inc. ("USATel") had not reimbursed the Company approximately $69,000 representing USATel employees' insurance claims paid on behalf of USATel by Metrocall. Mr. Collins is Chairman of the Board of Directors of USATel in addition to his positions as

President, Chief Executive Officer, Director and Vice Chairman of the Board of Directors of Metrocall. The amount due from USATel was fully reserved for financial reporting purposes at December 31, 1997.

     The Company leases its regional office in Pensacola, Florida and warehouse space from a company owned by Ray D. Russenberger, a member of the Board of Directors and the former Vice Chairman of A+ Network, Inc. During 1997, Metrocall paid rent on a monthly basis of approximately $43,700. The leases expire on dates ranging from May 31, 1998 to December 31, 1998. The annual rent for the premises is expected to be approximately $241,000 in 1998.

     ProNet Inc. (and Metrocall as successor-in-interest) entered into an Incentive Compensation Agreement dated July 7, 1997 with Impulse Technologies Corporation regarding the development of certain messaging services. Mr. Jungerman is the President of Impulse Technologies Corporation. Maximum compensation under the Incentive Compensation Arrangement is $350,000.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                 (PROPOSAL TWO)

     The Board of Directors of Metrocall has appointed the firm of Arthur Andersen LLP to continue as independent public accountants for Metrocall for the fiscal year ending December 31, 1998, subject to ratification of such appointment by the stockholders. Arthur Andersen LLP has acted as the independent public accountants of Metrocall since 1993. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen LLP, independent public accountants, to audit the books and accounts of Metrocall for the fiscal year ending December 31, 1998. No determination has been made as to what action the Board of Directors would take if the stockholders do not ratify the appointment.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends that you vote FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 1998.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of Metrocall does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the proxy holders will vote upon the same according to their discretion and best judgment.

                             STOCKHOLDER PROPOSALS

     Any proposal intended to be presented by any stockholder for action at the 1999 Annual Meeting of Stockholders of Metrocall must be received by the Secretary of Metrocall at 6677 Richmond Highway, Alexandria, Virginia 22306 not later than November 30, 1998, in order for the proposal to be considered for inclusion in Metrocall's proxy statement and proxy relating to the 1999 Annual Meeting.

                                            By Order of the Board of Directors

                                                       LOGO

                                            Richard M. Johnston
                                            Chairman of the Board

Alexandria, Virginia,
April 16, 1998

     A COPY OF THE METROCALL ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 ACCOMPANIES THIS PROXY STATEMENT. METROCALL HAS FILED AN ANNUAL REPORT FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1997 ON FORM 10-K WITH THE COMMISSION. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE FORM 10-K BY WRITING TO INVESTOR RELATIONS, METROCALL, INC., 6677 RICHMOND HIGHWAY, ALEXANDRIA, VIRGINIA 22306.

                                METROCALL, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby constitutes and appoints the Proxy Committee comprised of Harry L. Brock, Jr. and Jackie R. Kimzey the true and lawful agent and proxy with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Metrocall, Inc. to be held at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia on May 6, 1998, at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

Election of Directors each for a three-year term, Nominees:

 Ronald V. Aprahamian,   Ryal R. Poppa,   Elliott H. Singer,   Max D. Hopper

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARE(S) UNLESS YOU SIGN AND RETURN THIS CARD.

The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Metrocall either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
                                                                    ------------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    ------------
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                     /\       FOLD AND DETACH HERE       /\








                               METROCALL, INC.


                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 6, 1998
                                   9:00 A.M.
                          RITZ-CARLTON, PENTAGON CITY
                            1250 SOUTH HAYES STREET
                              ARLINGTON, VIRGINIA










--------------------------------------------------------------------------------

[X]PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE.


   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE HELD VOTED FOR EACH PROPOSAL.

-----------------------------------------------------------------------------------------------------------------------------------
                                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS
-----------------------------------------------------------------------------------------------------------------------------------
                 FOR  WITHHELD                             FOR  AGAINST ABSTAIN
1. Election of   [ ]    [ ]    2. Ratification of the      [ ]    [ ]     [ ]    3. In its discretion, the Proxy Committee is
   Directors                      appointment by the                                authorized to vote such other business as may
   (See reverse)                  Board of Directors of                             properly come before the meeting or any
For, except vote withheld from    Arthur Andersen LLP as                            adjournments or postponements thereof.
the following nominee(s):         independent public
                                  accountants of Metrocall                          I plan to attend the Annual Meeting          [ ]
-----------------------------     for the fiscal year ending
                                  December 31, 1998

--------------------------------------------------------------------------------




                                                                                ---------------------------------------------------
                                                                                NOTE: Please sign exactly as name appears hereon.
                                                                                Only one signature is required in the case of
                                                                                jointly owned stock.  When signing as attorney,
                                                                                executor, administrator, trustee or guardian, please
                                                                                give full title as such.



                                                                                  ----------------------------------------------


                                                                                  ----------------------------------------------
                                                                                     SIGNATURE(S)                        DATE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                    /\        FOLD AND DETACH HERE     /\




                               Admission Ticket

                                Metrocall, Inc.

                                Annual Meeting
                                      of
                                 Stockholders

                            Wednesday, May 6, 1998
                                   9:00 a.m.
                          Ritz-Carlton, Pentagon City
                            1250 South Hayes Street
                              Arlington, Virginia